EXHIBIT 99.1

AutoZone Authorizes Additional Stock Repurchase

MEMPHIS, Tenn., Dec. 20, 2023 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO), today announced its Board of Directors authorized the repurchase of an additional $2.0 billion of the Company’s common stock in connection with its ongoing share repurchase program. Since the inception of the repurchase program in 1998, and including the above amount, AutoZone’s Board of Directors has authorized $37.7 billion in share repurchases.

“AutoZone’s continuing ability to generate strong free cash flow allows us to increase our cumulative share authorization while maintaining our investment grade credit ratings,” said Jamere Jackson, Chief Financial Officer. “Additionally, we will continue with our disciplined capital allocation policy to drive top line growth while maintaining adequate liquidity.”

About AutoZone:

As of November 18, 2023, the Company had 6,316 stores in the U.S., 745 in Mexico and 104 in Brazil for a total store count of 7,165.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in the majority of our stores in Mexico and Brazil. AutoZone also sells the ALLDATA brand automotive diagnostic, repair and shop management software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation services.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com